Exhibit 5.1

[Baker & McKenzie LLP Letterhead]

August 5, 2020

Rimini Street Inc.

3993 Howard Hughes Parkway, Suite 500

Las Vegas, Nevada 89169

Re:	Rimini Street Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Rimini Street, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed offer and issuance of up to 2,700,116 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), pursuant to the Rimini Street, Inc. 2013 Equity Incentive Plan (the “Plan”).

We have reviewed a copy of the Plan, the Registration Statement and the prospectus forming a part thereof, and we have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the accuracy and completeness of all information contained in all documents reviewed by us, the genuineness of all signatures, the legal capacity of each natural person signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies. We have also assumed that, when the Shares are offered and issued, the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and such effectiveness shall not have been terminated or rescinded, and all Shares will be offered, issued and, as applicable, sold in compliance with applicable federal and state securities laws and in the manner stated in the Plan, the Registration Statement and the prospectus forming a part thereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and, as applicable, sold in accordance with the terms of the Plan and the duly adopted resolutions of the Board of Directors of the Company or a duly authorized committee thereof, will be validly issued, fully paid and non-assessable. The opinion expressed above is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP

Baker & McKenzie LLP

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein